                                                                    Exhibit 23.3

23

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
of Security Capital Group Incorporated:

We consent to the use of our report dated January 31, 1998, except as to Note 13 which is as of March 6, 1998, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1997 and 1996, and the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, in the December 31, 1997 annual report on Form 10-K of Security Capital Group Incorporated. Further, we consent to the incorporation by reference of the aforementioned report into the registration statements filed by Security Capital Group Incorporated on Form S-8 No's. 333-38521, 333-38523, 333-38525, 333-38527,
333-38531, 333-38533, 333-38537, 333-38539 and 333-48167.

KPMG Peat Marwick LLP
Chicago, Illinois
March 25, 1998